Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

The Board of Directors
Shenandoah Telecommunications Company:

We consent to the incorporation by reference in the registration statements No. 333-21733 on Form S-8, Form S3-D, and No. 333-127342 on Form S-8 of Shenandoah Telecommunications Company of our reports dated March 12, 2008, with respect to the consolidated balance sheets of Shenandoah Telecommunications Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports are included in the 2007 Annual Report on Form 10-K of Shenandoah Telecommunications Company.

Our report with respect to the consolidated balance sheets of Shenandoah Telecommunications Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, refers to a change in the method of accounting for share-based payment in 2006.

/s/ KPMG LLP

Richmond, Virginia
March 12, 2008